Exhibit 4.6

AMENDMENT TO PRE-FUNDED WARRANT
TO PURCHASE SHARES OF COMMON STOCK

This Amendment to Pre-Funded Warrant to Purchase Shares of Common Stock (this “Amendment”) is made as of January __, 2025 and effective as of September 24, 2024, by and between OneMedNet Corporation (the “Company”) and Off the Chain, LP (the “Investor”).

RECITALS

WHEREAS, the Company issued to the Investor a Pre-Funded Warrant to Purchase Shares of Common Stock with an original issuance date of September 24, 2024 (the “Pre-Funded Warrant”); and

WHEREAS, the Company and the Investor desire to amend the Pre-Funded Warrant as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Amendment, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Capitalized Terms. Capitalized terms not defined in this Amendment shall have the respective meanings given in the Pre-Funded Warrant.

2. Amendments.

2.1. The Warrant Shares line appearing on the cover page of the Pre-Funded Warrant shall be amended and restated as follows:

Warrant Shares: _________

2.2. The recitals paragraph of the Pre-Funded Warrant shall be amended by replacing the reference to “up to 743,314 shares of common stock” with “up to 1,188,209 shares of common stock.”

2.3. Section 1 of the Pre-Funded Warrant shall be amended and restated as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement, dated September 24, 2024, by and between the Company and Off the Chain, LP, as amended by Amendment to Securities Purchase Agreement, dated as of January 21, 2025 and effective as of September 24, 2024 (as so amended, the “Purchase Agreement”).

3. Full Force and Effect. Except as expressly amended hereby, all other terms of the Pre-Funded Warrant shall continue in full force and effect.

4. Governing Law. This Amendment shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to Pre-Funded Warrant as of the date first written above.

COMPANY:

ONEMEDNET CORPORATION

By:
Name:	Aaron Green
Title:	Chief Executive Officer

INVESTOR:

OFF THE CHAIN, LP

By:
Name:
Title:

[Signature Page to Amendment to Pre-Funded Warrant - OTC]